Preparing America's Taxes Since 1955

News Release

For Further Information

Investor Relations	Derek Drysdale, 816.854.4513, derek.drysdale@hrblock.com
Media Relations	Nancy Mays, 816.854.4537, nmays@hrblock.com

H&R Block Reports Fiscal 2009 Third Quarter Results

•	Income from continuing operations of $0.20 per share, up from $0.02 per share in FY2008
•	Total revenues increase nearly $100 million, or 11%, to $993.4 million
•	Consolidated net income of $47.4 million, or $0.14 per share, compared with a net loss of ($47.4) million or ($0.14) per share in FY2008
•	Tax services revenues up 15.1%; total retail tax returns through January 31 increase 1.6%
•	Tax services pretax income of $130.4 million, up 184% from $45.9 million
•	RSM McGladrey pretax income of $10.7 million, up 62% from prior year on 3.5% decline in revenue
•	Total debt reduced by $2.5 billion compared to January 31, 2008, and net worth increases 81% year on year to $840 million
•	Total tax preparation revenues, including digital, through February 28 up 6.5%; total tax returns prepared down 1.8%.

For Immediate Release March 6, 2009

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB) today reported income from continuing operations for the fiscal 2009 third quarter ended Jan. 31, 2009, of $66.8 million, or $0.20 per share1, up from income of $7.1 million, or $0.02 per share in the prior period. Third quarter revenues from continuing operations rose 11 percent to $993.4 million, compared with $894.8 million a year ago. This revenue increase reflects both growth in the number of tax returns prepared and higher net average tax preparation fees.

_________________________

1  All per share amounts are based on fully diluted shares.

“H&R Block’s fiscal third quarter results reflect significantly enhanced financial strength and improving profitability,” said Richard C. Breeden, H&R Block Chairman. “Continued cost reductions coupled with double digit top line revenue growth have expanded profits in our core business. Paying down more than $2.5 billion in debt has greatly improved our financial strength, which was one of our major goals for this year. While the fiscal fourth quarter is always the critical driver for H&R Block’s annual performance, we are nonetheless pleased with our results notwithstanding the headwinds in the broader economy” added Mr. Breeden.

The company experienced a net loss of $19.5 million from discontinued operations for the quarter compared to a net loss of $54.4 million in the prior-year period. Discontinued operations for both periods include the results of H&R Block Financial Advisors, which was sold in November, 2008, while the year earlier period included losses, which did not recur in 2009, relating to the shutdown of mortgage lending operations.

Consolidated net income for the quarter was $47.4 million, or 14 cents per share. This was up from a consolidated net loss of $47.4 million, or 14 cents per share, in the prior year period.

For the nine months ended January 31, 2009, H&R Block reported a net loss from continuing operations of $194.8 million, or $0.59 per share, an improvement over a net loss of $240.0 million, or $0.74 per share, for the nine months ended January 31, 2008. Discontinued operations recorded a net loss of $26.5 million, or $0.08 per share for the nine months ended Jan. 31, 2009, down significantly from a year-ago loss of $612.2 million, or $1.89 per share, which reflected substantial losses associated with the former mortgage loan business. For the nine month period, consolidated net loss was $221.2 million, or $0.67 per share, compared with a net loss of $852.2 million, or $2.63 per share, for the same period in fiscal 2008. Nine month revenues were $1.62 billion in fiscal 2009 versus $1.55 billion in fiscal 2008.

Tax Services

Third quarter Tax Services revenues rose 15.1% year-over-year to $761.7 million. This increase reflects growth in tax returns prepared in U.S. retail offices of 1.6% compared with the year earlier period (excluding ESA filers during 2008), and an increase of 11.1% in retail net average fee per return. This increase in retail net average fee resulted from a combination of planned pricing increases, higher complexity of tax returns, a shift in client mix to higher AGI levels and lower discounts. However, part of the increase in revenues reflects the November, 2008 acquisition of a major franchisee in the Southwest. Excluding the effects of this acquisition, Tax Services revenues increased 10.6%.

The company’s digital tax business, consisting of H&R Block Online tax filing products and TaxCut® software, generated an increase of 100,000 tax returns prepared during the fiscal third quarter. This represented growth during the quarter of 6.7% in the total number of filings compared with the prior period. During the quarter H&R Block Online returns grew by 247,000, or 62%, compared with the same period in fiscal 2008. Among other things, this growth reflects the introduction this year of a “free” online filing product and associated fee-bearing upgrades, which the company did not offer in 2008. The strong growth in online returns was partially offset by a small decline in software based returns and a larger decline in filings through the Free File Alliance as clients migrate to H&R Block Online offerings.

The Tax Services segment reported pretax income of $130.4 million for the quarter, up 184% from $45.9 million a year ago. Approximately $10 million of the increase in pretax income stemmed from an appreciable shift by clients to use of RACs rather than RALs. In addition to being less costly for clients, RACs do not involve revenue deferrals into the fourth quarter as is true with RALs. This timing difference in the recognition of RAC revenues compared with RALs should net out in the fiscal fourth quarter.

During the fiscal third quarter Tax Services expenses increased 2.5% compared with a 15.1% increase in revenues. This reflects in large part the net impact of the company’s cost reduction initiatives, despite higher field variable compensation reflecting growth in return volumes and complexity, and greater marketing expense.

”With our strong third quarter results, we remain on track to significantly improve the profitability of our businesses in FY09. We continue to see solid improvements in operating effectiveness and efficiency,” said Russ Smyth, president and chief executive officer of H&R Block. “Our positive third quarter results in both Tax Services and RSM McGladrey reflect good execution and strong focus on our core businesses. We are still at an early stage in our efforts to drive improved client satisfaction and quality, but I am encouraged at our opportunities in these areas as well,” added Smyth.

For the first nine months of fiscal 2009, Tax Services revenues of $936.1 million were up 13.8% from $822.5 million in the prior year. Fiscal year-to-date the pretax loss was $218.0 million, an improvement compared with a pretax loss of $325.6 million in the prior fiscal year period.

Interim Tax Results through Feb. 28 (excluding leap year and 2008 ESA only filings)

For the 2009 tax season through February 28, total tax returns prepared decreased 1.8% compared to tax season 2008. This reflects a decline in retail tax returns prepared of 3.9%, partially offset by a 4.0% increase in digital returns. For the 2009 tax season through February 28, tax preparation revenues, including digital, are up approximately $77 million, or 6.5%, over the comparable period in 2008. This reflects the impact of an increase of 8.5% in net average fees per retail return, offset partially by the lower number of total returns. The increase in these revenues also reflects the shift of more than 600 franchise offices to company ownership as a result of the Southwest acquisition.

“This year we are seeing a number of changes in tax filings” said Russ Smyth, Block CEO. “While in 2009 we did not have the AMT issues experienced in 2008, the overall tax season started slower, in part due to the IRS beginning acceptance of efiling a week later in 2009 than last year. There was also a significant delay in the availability of Form 1099s, which delayed filings of more complex returns. H&R Block has seen a decline in the number of returns showing adjusted gross incomes of less than $20,000, but an increase in “expertise” filings with AGI of more than $90,000, which involve materially higher preparation fees per customer. The economic stimulus of 2008 was delivered through tax return filings, while the initial phase of the 2009 economic stimulus for ordinary Americans is being delivered through changes in payroll tax withholding. We believe growth in total returns filed is below last year and that decline is pronounced in clients with the lowest incomes. At the same time we are definitely seeing a shift this year from assisted returns to digital filings, with particular popularity of “free” online filings. We have seen strong results in the second half of the tax season in each of the last three years, and we are working hard to match that performance again in 2009,” Smyth added.

RSM McGladrey

Pretax income for the quarter at RSM McGladrey (Business Services segment) increased 62% to $10.7 million, compared to $6.6 million in fiscal 2008. Increased profitability reflected the effect of cost reduction initiatives on margins, as total revenues fell 3.5 % during the quarter compared to the prior year period. Core accounting, tax and consulting revenues increased $4.4 million, or 3%, over the prior-year period. Those gains were offset by a decline in capital markets revenues and lower sub-contractor revenues.

RSM revenues for the nine months ended January 31, 2009 were $592.9 million, down 5% from $623.8 million in the comparable period for the prior year. Pretax income for the first nine months of fiscal 2009 was $23.5 million, up 42% compared with income of $16.5 million in the prior-year period.

H&R Block Bank

H&R Block Bank (Consumer Financial Services segment) reported a fiscal third quarter pretax loss of $3.3 million compared to pretax income of $12.3 million in the prior period. Income from the Emerald suite of products offered to tax clients increased during the period, but this was more than offset by a $13.5 million increase in loan loss reserves compared with the prior-year period. The bank continues to be affected by ongoing declines in housing values as well as higher delinquencies on mortgage loans owned by bank. The company expects to participate in the Obama Administration’s recently-announced mortgage loan modification program, paralleling prior efforts to modify and restructure mortgage loans on owner-occupied properties.

For the first nine months of fiscal 2009, the Bank posted a pretax loss of $36.0 million, compared with pretax income of $12.8 million for the nine month period in fiscal 2008. This primarily reflects a $39.6 million increase in loan loss reserves, and a $5.7 million impairment of other real estate owned, during the current fiscal year period.

Conference Call

At 8:00 a.m. EST today, the Company will host a conference call for analysts, institutional investors and shareholders. Richard Breeden, chairman of the board, Russ Smyth, chief executive officer, Becky Shulman, chief financial officer, and Tim Gokey, president of retail tax services will discuss quarterly results and future expectations, as well as respond to analysts' questions. To access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada (877) 247-6355– Access Code: 87179378

International (706) 679-0371– Access Code: 87179378

The call also will be webcast in a listen-only format for the media and public. The link to the webcast and a supporting slide presentation can be accessed directly at http://investor-relations.hrblock.com.

A replay of the call will be available beginning at 10:00 a.m. EST March 6, 2009, and continuing until March 20, 2009, by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (international). The conference id is 75298862. The webcast will be available for replay on the Company's Investor Relations Web site at http://investor-relations.hrblock.com

Forward Looking Statements

This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; the Company’s effective income tax rate; litigation; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2008 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission.

About H&R Block

H&R Block Inc. (NYSE: HRB) is the world’s preeminent tax services provider, having served more than 400 million clients since 1955 and generating annual revenues of $4.1 billion in fiscal year 2008. H&R Block provides income tax return preparation and related services and products via a nationwide network of approximately 13,000 Company-owned and franchised offices and through TaxCut® online and software solutions. The Company also provides business services through RSM McGladrey. For more information visit our Online Press Center at www.hrblock.com.

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KEY OPERATING RESULTS

Unaudited, amounts in thousands, except per share data

	Three months ended January 31,
	Revenues		Income (loss)
	2009	2008	2009	2008
Tax Services	$761,735	$661,787	$130,443	$45,879
Business Services	185,177	191,884	10,695	6,614
Consumer Financial Services	45,195	39,305	(3,268)	12,318
Corporate and Eliminations	1,339	1,828	(36,131)	(64,395)
	$993,446	$894,804	101,739.0	416.0
Income taxes (benefit)			34,909.0	(6,674.0)
Net income from continuing operations			66,830.0	7,090.0
Net loss from discontinued operations			(19,467.0)	(54,448.0)
Net income (loss)			$47,363	($47,358)

Basic earnings (loss) per share:
Net income from continuing operations			$0.20	$0.02
Net loss from discontinued operations			(0.06)	(0.17)
Net income (loss)			$0.14	($0.15)

Basic shares outstanding			337,338	325,074

Diluted earnings (loss) per share:
Net income from continuing operations			$0.20	$0.02
Net loss from discontinued operations			(0.06)	(0.16)
Net income (loss)			$0.14	($0.14)

Diluted shares outstanding			338,687	327,202

	Nine months ended January 31,
	Revenues		Income (loss)
	2009	2008	2009	2008

Tax Services	$936,104	$822,454	($218,045)	($325,559)
Business Services	592,873	623,755	23,481	16,489
Consumer Financial Services	80,980	89,608	(36,014)	12,751
Corporate and Eliminations	6,867	9,697	(108,106)	(112,587)
	$1,616,824	$1,545,514	(338,684)	(408,906)
Income tax benefit			(143,930)	(168,893)
Net loss from continuing operations			(194,754)	(240,013)
Net loss from discontinued operations			(26,476)	(612,196)
Net loss			($221,230)	($852,209)

Basic and diluted loss per share:
Net loss from continuing operations			($0.59)	($0.74)
Net loss from discontinued operations			(0.08)	(1.89)
Net loss			($0.67)	($2.63)

Basic and diluted shares outstanding			331,429	324,544

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share, except in those periods with a loss from continuing operations.

Effective November 1, 2008, we sold HRB Financial Corporation, including our securities brokerage business formerly conducted through H&R Block Financial Advisors, Inc. (HRBFA), to Ameriprise Financial, Inc. As a result of this transaction, we received cash proceeds, net of selling costs, of $304.0 million, plus repayment of net intercompany liabilities of $46.6 million. The carrying value of our investment in this business at the date of disposition was $293.7 million. We deferred recognition of a portion of the sale proceeds totaling $7.0 million, which represents the estimated value of an ongoing collaboration arrangement with our Tax Services businesses, and recorded a liability for indemnification obligations at an estimated fair value of $15.5 million. The transaction resulted in a capital loss for income tax purposes and, with the exception of benefits of approximately $10 million recorded during the quarter ended October 31, 2008, is not currently expected to result in a tax benefit. Net of selling expenses, deferrals, and indemnification liabilities, we recorded a loss during the quarter ended January 31, 2009 in connection with the disposition of this business totaling $12.2 million.

As of January 31, 2009, the results of operations of HRBFA and its direct corporate parent are presented as discontinued operations in the condensed consolidated financial statements. All periods presented reflect our discontinued operations.

Discontinued operations also include mortgage businesses historically engaged in the origination of non-prime and prime mortgage loans, the sale and securitization of mortgage loans and residual interests, and the servicing of non-prime loans. During fiscal year 2008, we terminated all origination activities and sold the loan servicing operations. Also included in the prior year are the results of three smaller lines of business previously reported in our Business Services segment.

CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in thousands, except share data

	January 31,	April 30,	January 31,
	2009	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$1,269,203	$664,897	$1,332,936
Cash and cash equivalents - restricted	75,893	7,031	70,289
Receivables, net	2,642,951	534,229	2,679,446
Prepaid expenses and other current assets	425,042	420,738	230,454
Assets of discontinued operations, held for sale	—	987,592	4,045,206
Total current assets	4,413,089	2,614,487	8,358,331

Mortgage loans held for investment, net	781,755	966,301	1,040,854
Property and equipment, net	383,704	363,664	372,790
Intangible assets, net	394,106	147,368	154,163
Goodwill	848,443	831,314	836,767
Other assets	480,795	700,291	812,306
Total assets	$7,301,892	$5,623,425	$11,575,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$690,485	—	$1,711,485
Customer banking deposits	2,115,708	785,624	1,958,490
Accounts payable, accrued expenses and other current liabilities	734,755	739,887	473,274
Accrued salaries, wages and payroll taxes	206,959	365,712	255,422
Accrued income taxes	143,791	439,380	78,547
Current portion of long-term debt	9,030	7,286	8,332
Federal Home Loan Bank borrowings	104,000	129,000	—
Liabilities of discontinued operations, held for sale	—	644,446	3,199,626
Total current liabilities	4,004,728	3,111,335	7,685,176

Long-term debt	2,002,647	1,031,784	2,813,411
Federal Home Loan Bank borrowings	—	—	104,000
Other noncurrent liabilities	454,512	492,488	508,692
Total liabilities	6,461,887	4,635,607	11,111,279

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	4,442	4,359	4,359
Additional paid-in capital	835,329	695,959	685,013
Accumulated other comprehensive income (loss)	(16,614)	2,486	(348)
Retained earnings	2,015,650	2,384,449	1,887,466
Less treasury shares, at cost	(1,998,802)	(2,099,435)	(2,112,558)
Total stockholders’ equity	840,005	987,818	463,932
Total liabilities and stockholders’ equity	$7,301,892	$5,623,425	$11,575,211

CONDENSED CONSOLIDATED INCOME STATEMENTS

Unaudited, amounts in thousands, except per share data

	Three months ended January 31,		Nine months ended January 31,
	2009	2008	2009	2008
Revenues:
Service revenues	$799,687	$710,250	$1,356,744	$1,267,924
Other revenues:
Product and other revenues	135,155	137,444	166,582	176,232
Interest income	58,604	47,110	93,498	101,358
	993,446	894,804	1,616,824	1,545,514
Operating expenses:
Cost of services	572,854	552,807	1,272,762	1,264,880
Cost of other revenues	111,713	96,234	216,890	194,929
Selling, general and administrative	208,814	247,320	464,054	514,403
	893,381	896,361	1,953,706	1,974,212

Operating income (loss)	100,065	(1,557)	(336,882)	(428,698)
Other income (expense), net	1,674	1,973	(1,802)	19,792

Income (loss) from continuing operations before taxes (benefit)	101,739	416	(338,684)	(408,906)
Income taxes (benefit)	34,909	(6,674)	(143,930)	(168,893)

Net income (loss) from continuing operations	66,830	7,090	(194,754)	(240,013)
Net loss of discontinued operations	(19,467)	(54,448)	(26,476)	(612,196)

Net income (loss)	$47,363	($47,358)	($221,230)	($852,209)

Basic earnings (loss) per share:
Net income (loss) from continuing operations	$0.20	$0.02	($0.59)	($0.74)
Net loss from discontinued operations	(0.06)	(0.17)	(0.08)	(1.89)
Net income (loss)	$0.14	($0.15)	($0.67)	($2.63)

Basic shares outstanding	337,338	325,074	331,429	324,544

Diluted earnings (loss) per share:
Net income (loss) from continuing operations	$0.20	$0.02	($0.59)	($0.74)
Net loss from discontinued operations	(0.06)	(0.16)	(0.08)	(1.89)
Net income (loss)	$0.14	($0.14)	($0.67)	($2.63)

Diluted shares outstanding	338,687	327,202	331,429	324,544

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited, amounts in thousands

	Nine months ended January 31,
	2009	2008
Cash flows from operating activities:
Net loss	($221,230)	($852,209)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	90,455	82,710
Stock-based compensation expense	20,364	30,131
Change in participation in tax client loans receivable	(1,048,993)	(1,693,506)
Operating cash flows of discontinued operations	99,425	(34,297)
Other, net of acquisitions	(1,363,583)	(872,946)
Net cash used in operating activities	(2,423,562)	(3,340,117)

Cash flows from investing activities:
Principal repayments on mortgage loans held for investment, net	72,150	106,721
Purchases of property and equipment, net	(73,913)	(77,226)
Payments made for business acquisitions, net of cash acquired	(290,868)	(23,835)
Net cash provided by (used in) investing activities of discontinued
operations:
Proceeds from sale of operating units, net	303,983	—
Other	(48,917)	(1,675)
Other, net	23,839	7,382
Net cash provided by (used in) investing activities	(13,726)	11,367

Cash flows from financing activities:
Repayments of commercial paper	—	(5,125,279)
Proceeds from issuance of commercial paper	—	4,133,197
Repayments of other short-term borrowings	(928,983)	(2,161,177)
Proceeds from other short-term borrowings	2,565,281	5,097,662
Proceeds from issuance of Senior Notes	—	599,376
Customer deposits, net	1,326,584	828,872
Dividends paid	(147,569)	(137,049)
Acquisition of treasury shares	(7,387)	(7,237)
Proceeds from exercise of stock options	69,891	14,527
Proceeds from issuance of common stock, net	141,450	—
Net cash provided by financing activities of discontinued operations	4,783	634,208
Other, net	17,544	(32,331)
Net cash provided by financing activities	3,041,594	3,844,769

Net increase in cash and cash equivalents	604,306	516,019
Cash and cash equivalents at beginning of the period	664,897	816,917
Cash and cash equivalents at end of the period	$1,269,203	$1,332,936

Supplementary cash flow data:
Income taxes paid (net of income tax refunds received)	($13,006)	($55,975)
Interest paid on borrowings	70,891	129,694
Interest paid on deposits	11,484	39,498
Non-cash investing activities:
Foreclosed assets	62,774	—

Preliminary U.S. Tax Operating Data

(amounts in thousands, except average fee)

	Period
	11/1-1/31	Tax Season February YTD (1)
Net tax preparation fees: (2)
Fiscal year 2009
Company-owned operations	$520,386	$1,206,429
Franchise operations	229,439	530,675
	$749,825	$1,737,104
Fiscal year 2008 (3)
Company-owned operations	$439,757	$1,115,231
Franchise operations	225,035	552,499
	$664,792	$1,667,729
Percent change
Company-owned operations	18.3%	8.2%
Franchise operations	2.0%	-4.0%
Total retail operations	12.8%	4.2%

Total returns prepared:
Fiscal year 2009
Company-owned operations	2,579	6,251
Franchise operations	1,339	3,199
Total retail offices	3,918	9,450
Digital Software	780	1,552
Digital Online	643	1,743
Digital Free File Alliance	178	501
Total Digital tax solutions	1,601	3,796
	5,519	13,246
Fiscal year 2008 (3), (4)
Company-owned operations	2,430	6,285
Franchise operations	1,427	3,548
Total retail offices	3,857	9,833
Digital Software	799	1,645
Digital Online	396	1,114
Digital Free File Alliance	306	890
Total Digital tax solutions	1,501	3,649
	5,358	13,482
Percent change
Company-owned operations	6.1%	-0.5%
Franchise operations	-6.2%	-9.8%
Total retail operations	1.6%	-3.9%
Digital Software	-2.4%	-5.7%
Digital Online	62.4%	56.5%
Digital Free File Alliance	-41.8%	-43.7%
Digital tax solutions	6.7%	4.0%
Total	3.0%	-1.8%

Net average fee - retail: (5)
Fiscal year 2009
Company-owned operations	$202.07	$193.58
Franchise operations	171.67	166.65
	$191.68	$184.47
Fiscal year 2008 (3)
Company-owned operations	$181.19	$177.76
Franchise operations	157.91	156.15
	$172.58	$169.97
Percent change
Company-owned operations	11.5%	8.9%
Franchise operations	8.7%	6.7%
Total retail operations	11.1%	8.5%

(1) Results are through 2/28/09 and 2/28/08, excluding the extra day due to leap year. The additional day in 2008 represented approximately 83,000 company-owned, 48,000 franchise and 19,000 digital returns.

(2) Amounts include gross tax preparation fees less coupons and discounts.

(3) Prior year numbers have not been reclassified between company-owned and franchise offices for offices which commenced company-owned operations during fiscal year 2009. Through 2/28/09, approximately 320,000 returns were from the major franchise operator acquired on 11/3/08. Prior year numbers have also been restated to include tax returns only.

(4) Amounts exclude Economic Stimulus Act only filers of approximately 17,000 and 16,000 for company-owned and franchise, respectively, through 2/29/2008.

(5) Amounts are calculated as net tax preparation fees divided by retail tax returns.